EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Amendment no.2 to Registration Statement Form S-3 (file No. 333-188007) and appearing on Form 8K/A (amendment #1) of our reports dated March 7, 2014, with respect to the consolidated balance sheets of Pingtan Marine Enterprise Ltd. (“The Company”) as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting, which appear in this annual report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ UHY VOCATION HK CPA LIMITED

Hong Kong, the People’s Republic of China

March 7, 2014